EX-35.2
(logo) Saxon Mortgage Services, Inc.

Regulation AB Officer's Certificate
Section 229.1123 Servicer Compliance Statement


Saxon Mortgage Services Inc. ("Saxon"), as Sub-servicer, is responsible, under
Item 1123 of Regulation AB, for assessing its compliance with the requirements of the Transaction Agreements applicable to it for the transactions listed on Exhibit A, for the period ended December 31, 2007.

I, David Dill, hereby certify that I am an Authorized Officer of Saxon Mortgage Services, Inc., and further certify that:


(i) I have reviewed Saxon's activities during the reporting period and its performance under the applicable Transaction Agreement has been made under my supervision.

(ii) To the best of my knowledge, based on such review, Saxon has fulfilled all of its obligations under the Transaction Agreements in all material respects, throughout the reporting period, except as described on exhibit B hereto.


We are a debt collector. Any information will be used for that purpose. 4708 Mercantile Drive North * Fort Worth, TX 76137-3605
P.O. Box 161489 * Fort Worth, TX 76161-1489 * (800) 594-8422
* FAX (817) 665-7400
Visit us on the web at www.saxononline.com


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By /s/ David Dill
David Dill
President
Saxon Mortgage Services Inc.
March 31, 2008


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EXHIBIT A


Transactions where SMSI acts as Sub-servicer for MSCC
MSCC HELOC Trust 2007-1


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EXHIBIT B


In regard to Item 1122(d)(4)(xiii), based on a review of a sample of 60 loans, it was determined that 10 disbursements did not post to the customers accounts within 2 business days.

Saxon has taken the following remedial actions to remedy the exceptions and to prevent exceptions going forward: HELOC disbursements will be reviewed by the cash management department for timely application to the obligor's records maintained by the servicer.